Exhibit 10.4
STOCK OPTION GRANT AGREEMENT
under the
ALBEMARLE CORPORATION 2017 INCENTIVE PLAN

No. of shares subject to option: «Stock_Options»

As of the _____ day of _______________, 20___, Albemarle Corporation, a Virginia corporation (the “Company”), and «Name» (“Participant”), hereby agree to the terms of this “Award Agreement” which reflects the terms and provisions of the Option (as defined below) made pursuant to and subject to the provisions of the Company’s 2017 Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.
1.Grant of Option. Pursuant to the Plan, the Company, on the ____ day of ________, 20___ (the “Grant Date”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of the aggregate of «# of Shares» shares of Common Stock at the option price of «$ Price» per share (the “Option Price”) (this grant referred to herein as the “Option” or the “Award”), being not less than the Fair Market Value per share of the Common Stock on the Grant Date of the Option. Such Option will be exercisable as hereinafter provided. This Option is not intended to be treated as an incentive stock option under Section 422 of the Code.
2.Expiration Date. The Expiration Date of this Option is the date that is ten (10) years from the Grant Date. This Option may not be exercised on or after the Expiration Date.
3.Vesting and Exercisability of Option.
(a)Vesting. Except as provided in paragraphs 4, 5, or 6, this Option shall become vested and exercisable on the third anniversary of the Grant Date subject to Participant’s continued employment with the Company.
(b)Exercisability. Once the Option has become exercisable hereunder, it shall continue to be exercisable until the termination of Participant’s rights hereunder pursuant to paragraphs 4, 5, or 6, or until the Expiration Date, if earlier. A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the terms and conditions of the Plan and those set forth herein.
(c)Method of Exercising and Payment for Shares. This Option shall be exercised through a licensed brokerage firm at Participant’s expense, in conjunction with established procedures and coordinated with the Company’s Human Resources and Law Departments. From time to time the procedures for exercising this Option may be subject to modification by the aforesaid departments, but in no case shall the number of shares subject to the Option or its terms for vesting be changed by the procedures for exercise or by the modification thereof. Procedures for the exercise of this Option will be provided to Participant by the Company’s Human Resources Department.
4.Effects of a Qualifying Termination Event.
(a)Vesting on Qualifying Termination Event. Notwithstanding anything in this Option to the contrary, if, prior to the forfeiture of the Option under paragraph 5(b),

Participant experiences a Qualifying Termination Event (as defined in paragraph 7(a)), the Option shall become vested as to a pro-rata portion of the Option, as determined in accordance with the following sentence. The pro-rata portion of the Option that shall vest pursuant to the preceding sentence shall be equal to 1/36th of the shares subject to the Option, for each full month of service performed by Participant after the Grant Date and prior to the Qualifying Termination Event. The non-vested portion of the Option shall be forfeited.
(b)Exercisability following Qualifying Termination Event. The vested portion of the Option may be exercised beginning on the third anniversary of the Grant Date and shall remain exercisable according to the terms provided in paragraph 3(b), and Participant or Participant’s beneficiary (or estate as the case may be) may exercise this Option during the remainder of the period preceding the Expiration Date. Participant shall have the right to designate their beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a beneficiary, or if at the time of their death there is no surviving beneficiary, this Option may be exercised by Participant’s estate.
5.Effects of Other Terminations of Employment.
(a)Exercisability of Vested Option. Except as provided in paragraphs 4 or 6, in the event Participant ceases to be employed by the Company or an Affiliate, the rules under this paragraph 5 shall apply. If Participant ceases to be employed after the Option has vested in accordance with paragraph 3, but prior to the Expiration Date, Participant may exercise this Option with respect to the shares Participant is entitled to purchase pursuant to paragraph 3 within sixty (60) days of the date of such termination of employment (but in no event later than the Expiration Date). Any portion of the vested Option that is not exercised within the foregoing sixty (60) day period shall be immediately forfeited.
(b)Forfeiture of Non-Vested Option. Any non-vested portion of the Option that does not become vested pursuant to paragraph 3, 4 or 6, shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason.
6.Effects of a Change in Control. In the event of a Change in Control (as defined in the Plan) prior to the forfeiture of the Option under paragraph 5(b), the provisions of this paragraph 6 shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan.
(a)If, upon a Change in Control, a Participant receives a new award which qualifies as a Replacement Award (as defined below), the Replacement Award shall replace this Award and continue subject to the Replacement Award’s terms.
(i)A “Replacement Award” is an award that substitutes for this Award and meets the following requirements: (i) it has a value at least equal to the value of this Award as determined under applicable law and by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (iii) its other terms and conditions are not less favorable to Participant than the terms and conditions of this Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of this Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of a Replacement Award are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. With respect to this Award, any Replacement Award made to Participant must provide that if Participant is either (1) terminated by the Company other than for Cause or (2) voluntarily resigns for Good Reason (as defined in paragraph 7) concurrent with or within two (2) years after the date of the Change in Control, the unvested Replacement Award shall become immediately vested and exercisable at the time of the termination or resignation. For purposes of paragraphs 6 and 7, references to the Company or an Affiliate shall also include any successor entity.
(b)If, following a Change in Control, the Company’s shares continue to be traded on the New York Stock Exchange or another established securities market, this Award shall continue in effect and be treated as a Replacement Award, provided, however, that if Participant is either (1) terminated by the Company other than for Cause or (2) voluntarily resigns for Good Reason, in either case, concurrent with or within two (2) years after the date of the Change in Control, the unvested Award shall become immediately vested and exercisable at the time of the termination or resignation and shall remain so until the Expiration Date.
(c)If, upon a Change in Control that results in the Company’s shares no longer being traded on the New York Stock Exchange or another established securities market and no Replacement Award is granted to Participant, the unvested portion of this Award shall become vested and exercisable immediately prior to the consummation of the Change in Control.
(d)Notwithstanding the foregoing, upon a Change in Control, the Committee may determine that this Award shall be canceled and terminated for consideration in accordance with Article 17 of the Plan.
7.Definitions.
(a)“Qualifying Termination Event” shall mean a Participant’s death, Disability, Retirement while in the employ of the Company or an Affiliate, or termination by the Company or an Affiliate other than for Cause.
(i)“Disability” shall mean a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.
(ii)“Retirement” shall mean termination of employment after having attained age 55 and completed at least 10 years of service, or age 60 and completed at least 5 years of service with the Company or an Affiliate.
(b)“Good Reason” for purposes of paragraph 6 shall mean:
(i)a change in Participant’s position which in Participant’s reasonable judgment does not represent a promotion of Participant’s status or position immediately prior to the Change in Control or the assignment to Participant of any duties or responsibilities, or diminution of duties or responsibilities, which in Participant’s reasonable judgment are inconsistent with Participant’s position in effect immediately prior to the Change in Control;
(ii)a reduction by the Company in the annual rate of Participant’s base salary as in effect immediately prior to the date of a Change in Control;
(iii)the Company’s requiring Participant’s office nearest to Participant’s principal residence to be located at a different place which is more than thirty-five (35) miles from where such office is located immediately prior to a Change in Control;

(iv)the failure by the Company to continue in effect compensation or benefit plans in which Participant participates, which in the aggregate provide Participant compensation and benefits substantially equivalent to those prior to a Change in Control; or
(v)the failure of the Company to obtain a satisfactory agreement from any applicable successor entity to assume and agree to perform under any Severance Compensation Agreement.
In order for one of the foregoing events to constitute Good Reason, (i) Participant must notify the Company in writing no later than 90 days after the relevant event stating which Good Reason event has occurred, and (ii) the Company shall not have corrected the Good Reason event within thirty (30) days after Participant’s notice.
(c)If the events described in paragraphs 6 or 7(a) occur after the date that Participant is advised that their employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent them from being in good standing with the Company, accelerated vesting shall not occur and all rights under this Option shall terminate, and this Option shall expire on the date of Participant’s termination of employment. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.
8.Nontransferability. This Option is nontransferable except by will or the laws of descent and distribution. During Participant’s lifetime, this Option may be exercised only by Participant.
9.Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.
10.No Right to Continued Employment. This Option does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.
11.Change in Capital Structure. The terms of this Option shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.
12.Governing Law. This Option shall be governed by the laws of the Commonwealth of Virginia and applicable Federal law. All disputes arising under this Option shall be adjudicated solely within the state or Federal courts located within the Commonwealth of Virginia.
13.Participant Bound by Non-Compete Agreement. Participant acknowledges that they have signed the separate EMPLOYEE NON-SOLICITATION, NON-COMPETE AND CONFIDENTIALITY AGREEMENT (the “Non-Compete Agreement”) entered between them and the Company concurrently with entering into this Award Agreement. Participant further acknowledges and agrees that in the event of a breach of any of the terms of the Non-Compete Agreement on their part, before or after the vesting and/or exercise of this Option, in addition to any and all consequences otherwise set forth in the Non-Compete Agreement, Participant shall immediately forfeit any and all rights under this Award, and to the extent any portion of the Award shall have already been paid to Participant, the Company shall have the right to recoup such Award in full.

14.Conflicts.
(a)In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Option, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.
(b)In the event of any conflict between the provisions of this Option and the provisions of any separate Agreement between the Company and Participant, including, but not limited to, any Severance Compensation Agreement, the provisions of this Option shall govern.
15.Binding Effect. Subject to the limitations set forth herein and in the Plan, this Option shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.
16.Taxes. Tax withholding requirements attributable to the exercise of this Option, including employment taxes, Federal income taxes, and state and local income taxes with respect to the state and locality where, according to the Company's system of records, Participant resides at the time the Option is exercised, except as otherwise might be determined to be required by the Company, will be satisfied by Participant as instructed in the established procedures for exercising this Option; provided, however, that the foregoing employment, Federal, state and local income tax withholding provision shall be subject to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States. It is Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of exercising this Option.
17.Recoupment. In addition to any other applicable provision of the Plan, this Option is subject to the terms of the separate Albemarle Corporation Recoupment Policy, as such Policy may be amended from time to time.
IN WITNESS WHEREOF, the Company and Participant have each caused this Award to be signed on their behalf, effective as of the date noted in the first paragraph of this Award Agreement.

ALBEMARLE CORPORATION

By: _____________________________

PARTICIPANT:

_______________________________
«Name»
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